UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2011 (June 13, 2011)

Avis Budget Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Implementation Agreement

On June 14, 2011, AE Consolidation Limited (“Acquisition Company”), an indirect wholly-owned subsidiary of Avis Budget Group, Inc. (“Avis Budget”), entered into an Implementation Agreement (the “Implementation Agreement”) with Avis Europe plc (“Avis Europe”), a company incorporated under the laws of England and Wales.  Pursuant to the Implementation Agreement, Acquisition Company issued an announcement (the “Rule 2.5 Announcement”) pursuant to Rule 2.5 of the City Code on Takeovers and Mergers (the “City Code”) disclosing that Avis Budget (acting through Acquisition Company) and Avis Europe had agreed on the terms of a recommended all cash acquisition (the “Acquisition”) by Acquisition Company for the entire issued and to be issued ordinary share capital of Avis Europe, for 315 pence per share in cash.  The Acquisition values Avis Europe’s existing issued and to be issued share capital at approximately £636 million (approximately $1 billion based upon the current exchange rate). Acquisition Company is a wholly-owned subsidiary of AE Holdco Limited (“AE Holdco”), which is a wholly-owned subsidiary of Avis Budget.  Copies of the Implementation Agreement and the Rule 2.5 Announcement are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

It is expected that the Acquisition will be effected by means of a scheme of arrangement (the “Scheme”) under Part 26 of the UK Companies Act 2006.  The Scheme is an arrangement between Avis Europe and its shareholders and involves an application by Avis Europe to the High Court of Justice in England and Wales (the “Court”) to sanction the Scheme and to confirm the reduction of Avis Europe’s share capital associated with the cancellation and extinguishing of the Scheme Shares (as defined in the Rule 2.5 Announcement) provided for by the Scheme under section 641 of the Companies Act 2006 (“Capital Reduction”), that would enable Acquisition Company to become the owner of the entire issued share capital of Avis Europe.  The Scheme is subject to the approval at the meeting or meetings of the holders of Scheme Shares (“Scheme Shareholders”) to be convened pursuant to an order of the Court under Part 26 of the Companies Act 2006 (the “Court Meeting”).  Such approval requires the affirmative vote of a majority in number representing three-fourths or more in value of the Scheme Shareholders present and voting at the Court Meeting.

In addition, the Scheme will require special resolutions of Avis Europe shareholders (the “General Meeting Resolutions”) approving, among other things, the implementation of the Scheme and the Capital Reduction at an extraordinary general meeting of Avis Europe shareholders to be convened in connection with the Scheme (the “General Meeting”) by at least three-fourths of the votes cast.  Furthermore, the Court must sanction the Scheme and confirm the Capital Reduction.  If the Scheme becomes effective, it will be binding on all Avis Europe shareholders, irrespective of whether they attended or how they voted at the Court Meeting or the General Meeting.

Under the Implementation Agreement, in lieu of the Scheme, Acquisition Company has the right, following consultation with Avis Europe and with the consent of the Panel on Takeovers and Mergers (the “Panel”), to elect to implement the Acquisition by way of a takeover offer (“Offer”).  In such event, the Offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 75% (or such lesser percentage as Acquisition Company may decide or the Panel may require) in nominal value of the Avis Europe shares), as those which would apply to the Scheme.

Avis Europe has agreed to pay to Acquisition Company an inducement fee of £6,359,553 (approximately $10.4 million based upon the current exchange rate) by way of compensation if, during the period commencing on the date of the Rule 2.5 Announcement and ending on the earlier of the date on which the Scheme either (i) lapses (in accordance with its terms) or (ii) is withdrawn, a third-party proposal with respect to an offer, scheme of arrangement, merger, business combination or similar transaction to acquire 30% or more (when aggregated with the shares already held by that third party and any party acting in concert (as defined in the City Code) with it) of the issued share capital of Avis Europe, or all or a significant proportion of its undertaking, assets or business, or any other arrangement or transaction or series which would be inconsistent with the implementation of the Scheme (a “Competing Proposal”) is announced and subsequently becomes effective (whether before or after the date on which the Scheme lapses or is withdrawn).

As part of the inducement fee arrangements, Avis Europe has also given an undertaking that it will not (and it will procure that its subsidiaries do not) until the earlier of (i) the date on which the Scheme becomes effective (the “Effective Date”) and (ii) the termination of the Implementation Agreement in accordance with its terms, offer to pay, or pay, or agree with any other person to pay, any inducement fee, break fee, expense reimbursement or other similar fee, payment or arrangement.

Avis Europe has undertaken that it will not permit any of Avis Europe or its subsidiaries, or any of its or their respective directors, officers, senior executives, agents or advisers, prior to the earlier of (i) the Effective Date and (ii) termination of the Implementation Agreement in accordance with its terms, directly or indirectly to:

•	solicit, initiate, encourage or otherwise seek to procure a Competing Proposal; or

•
enter into any discussions or communications with any other person in response to their making an unsolicited Competing Proposal or unsolicited approach in respect of a Competing Proposal (other than in compliance with Rule 20.2 of the City Code or, in respect of the Avis Europe directors, compliance with their fiduciary and statutory duties).

Avis Europe has agreed that, if it does receive any unsolicited approach, it will, as soon as reasonably practicable and lawful, inform Acquisition Company thereof and that the Avis Europe directors will not withhold, withdraw, change or modify their recommendation of the Acquisition (other than in compliance with Rule 20.2 of the City Code or, in respect of the Avis Europe directors, compliance with their fiduciary duties).

In addition, Avis Europe has agreed that if a third party makes a bona fide Competing Proposal for the entire issued and to be issued share capital of Avis Europe, or for all or substantially all of its assets, which Avis Europe’s directors consider, acting reasonably and in good faith and after consultation with their legal and financial advisers, is likely to be completed on its terms taking into account all financial, regulatory and other aspects of such proposal (including the ability of the proposing party to consummate the transactions contemplated by such proposal) and which, if consummated, would be superior to the Acquisition from a financial point of view for Avis Europe’s shareholders and which Avis Europe’s directors recommend (a “Superior Proposal”):

•	it shall notify Acquisition Company of reasonable details thereof as soon as reasonably practicable (and, in any event, within 24 hours); and

•	the Avis Europe directors will not withhold, withdraw, change or modify their recommendation of the Acquisition unless Acquisition Company fails to:

o
within 72 hours of receiving notice from Avis Europe of the Superior Proposal, confirm in writing that it intends to increase its offer price, or otherwise revise its proposal, in a manner which would, in the bona fide opinion of the Avis Europe directors (having taken advice from their financial advisers), provide equal or superior financial value to Avis Europe shareholders (and is otherwise on terms which are, in the opinion of the Avis Europe directors having taken advice from their financial advisers, equal to those contained in the Superior Offer); and

o	within 72 hours of receiving notice from Avis Europe of the Superior Proposal, announce such revised proposal on a regulatory information service.

In the event that Acquisition Company satisfies the obligations described in the bullets above, Avis Europe has agreed that the Avis Europe directors shall continue to recommend the Acquisition (as revised).

In addition, Acquisition Company has received irrevocable undertakings from all of the directors of Avis Europe who hold Avis Europe shares and from D’Ieteren Car Rental s.a to vote in favor of the Scheme at the Court Meeting and the General Meeting Resolutions at the General Meeting in respect of their own beneficial shareholdings of Avis Europe shares.  Acquisition Company has therefore received irrevocable undertakings with respect to 117,003,650 Avis Europe shares, which represent approximately 59.82% of Avis Europe’s entire existing issued ordinary share capital.  The undertakings will continue to be binding even in the event of a higher competing offer for Avis Europe being announced.

The Acquisition is conditioned on the Scheme becoming effective by not later than October 21, 2011, or such later date as Acquisition Company and Avis Europe may, with the consent of the Panel, agree and (if required) the Court may allow.  The Scheme is also subject to satisfaction or waiver of certain conditions set forth in the Rule 2.5 Announcement, including but not limited to:

•	Approval of the Scheme by Scheme Shareholders at the Court Meeting and the passing of the General Meeting Resolutions by Avis Europe shareholders at the General Meeting;

•	the sanction of the Scheme and the confirmation of the Capital Reduction by the Court without modification or with modification on terms acceptable to Avis Europe and Avis Budget;

•
the delivery of office copies of the Court orders sanctioning the Scheme and approving the Capital Reduction (the “Court Orders”), together with the statement of capital to the Registrar of Companies in England and Wales for registration;

•
the absence of certain provisions in instruments to which Avis Europe or its subsidiaries or their respective assets are or may be bound or subject that would or might reasonably be expected to result in specified effects on Avis Europe or its subsidiaries;

•
relevant third parties not having taken certain steps that would or might reasonably be expected to have specified effects on Avis Europe or its subsidiaries taken as a whole, or Avis Budget or its subsidiaries, and all applicable time periods for such steps having expired, lapsed or been terminated; and

•	the absence of specified actions by and the nonoccurrence of specified events with respect to Avis Europe or its subsidiaries.

Pursuant to the Implementation Agreement, Acquisition Company may invoke any of the preceding conditions only with the consent of the Panel to invoke such condition.  There can be no assurance that the Panel would permit Acquisition Company to invoke any condition with such effect.  In addition, if the Scheme does not become effective on or before October 21, 2011, it will lapse and the Acquisition will not proceed, unless the Panel otherwise consents.

The Implementation Agreement may be terminated:

•	by Acquisition Company upon a breach by Avis Europe of any of its obligations under the Implementation Agreement, subject to a reasonable period (not exceeding 15 days) to remedy the breach;

•
by either Avis Europe or Acquisition Company if the Avis Europe directors withhold, withdraw or adversely modify or qualify their recommendation to the Avis Europe shareholders with respect to the Scheme and the General Meeting Resolutions at any time prior to the Effective Date;

•
if the Court declines or refuses to sanction the Scheme or if the Scheme lapses or terminates in accordance with its terms, unless Acquisition Company elects to implement the proposed Acquisition by way of an Offer and notifies Avis Europe of the same within 24 hours of any such event;

•	if a competing offeror unconditionally acquires in excess of 50% (by value) of the issued share capital of Avis Europe;

•
unless the parties agree otherwise in writing, if the Scheme has not become effective by October 21, 2011, unless Acquisition Company has previously elected to implement the proposed Acquisition by way of an Offer;

•	in the event that Acquisition Company has made an Offer, on the date on which the Offer lapses or is withdrawn (with the consent of the Panel, if required);

•	if agreed in writing between Acquisition Company and Avis Europe; or

•	upon the Effective Date.

Avis Budget is providing the cash consideration payable under the Scheme from a combination of its own resources, equity funding (which may include the issuance of new shares of Avis Budget common stock in an amount not expected to exceed $250 million) and debt financing (which has been arranged by a syndicate of banks and/or proceeds from the issuance of debt securities).

The foregoing description of the Implementation Agreement and the Rule 2.5 Announcement does not purport to be complete and is qualified in its entirety by reference to the Implementation Agreement and the Rule 2.5 Announcement.

Loan Agreements

Senior Unsecured Interim Loan Agreement

In connection with the Acquisition, Avis Budget entered into a Senior Unsecured Interim Loan Agreement, dated as of June 13, 2011, with the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets, Inc., as Joint Lead Arrangers and Joint Book-Runners (the “Senior Unsecured Interim Loan Agreement”).  The Senior Unsecured Interim Loan Agreement provides for a commitment by the lenders party thereto in an aggregate amount not to exceed $400 million to make unsecured senior interim loans upon satisfaction of certain conditions, including closing of the Acquisition.  The proceeds of the interim loans under the Senior Unsecured Interim Loan Agreement, if any, will be used to pay a portion of the consideration in the Acquisition, refinance existing debt of Avis Europe and pay related transaction expenses.

Any interim loans that are funded and outstanding under the Senior Unsecured Interim Loan Agreement will bear interest at an interest rate of, at Avis Budget’s option, either Eurodollar rate, which shall not be less than 1.5%, plus a margin of 9.00% per annum or alternate base rate plus a margin of 8.00% per annum, subject to increase by 0.50% per annum at the end of each consecutive three-month period ending after the date of funding of the interim loans (the “Unsecured Interim Loan Funding Date”) subject to an agreed cap through the one-year anniversary of the Unsecured Interim Loan Funding Date (the “Unsecured Interim Loan Maturity Date”).  If Avis Budget does not repay the lenders under the Senior Unsecured Interim Loan Agreement on or before the Unsecured Interim Loan Maturity Date, interim loans under the Senior Unsecured Interim Loan Agreement will convert automatically into rollover loans at such date if no payment or bankruptcy event of default exists, which rollover loans would mature on the fifth anniversary of the Unsecured Interim Loan Funding Date. Such lenders may choose to exchange the rollover loans for exchange notes that would bear interest at an agreed upon rate and would mature on the five-year anniversary of the Unsecured Interim Loan Funding Date.

Senior Secured Interim Loan Agreement

In connection with the Acquisition, Acquisition Company entered into a Senior Secured Interim Loan Agreement, dated as of June 13, 2011, with the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets, Inc., as Joint Lead Arrangers and Joint Book-Runners (the “Senior Secured Interim Loan Agreement”, and together with the Senior Unsecured Interim Loan Agreement, the “Loan Agreements”).  The Senior Secured Interim Loan Agreement provides for a commitment by the lenders party thereto in an aggregate amount not to exceed €694 million (approximately $980 million based upon the current exchange rate) to make secured senior interim loans upon satisfaction of certain conditions, including closing of the Acquisition.  The proceeds of the interim loans under the Senior Secured Interim Loan Agreement, if any, will be used to pay a portion of the consideration in the Acquisition and related transaction expenses.  The Senior Secured Interim Loan Agreement is guaranteed by AE Holdco pursuant to a Guarantee Agreement, dated as of June 13, 2011, among AE Holdco, as Guarantor, Acquisition Company, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets, Inc., as Joint Lead Arrangers and Joint Book-Runners (the “Guarantee Agreement”).

Any interim loans that are funded and outstanding under the Senior Secured Interim Loan Agreement will bear interest at an interest rate of EURIBOR, which shall not be less than 1.5%, plus a margin of 7.00% per annum, subject to increase by 0.50% per annum at the end of each consecutive three-month period ending after the date of funding of the interim loans (the “Secured Interim Loan Funding Date”) subject to an agreed cap through the one year anniversary of the Secured Interim Loan Funding Date (the “Secured Interim Loan Maturity Date”, and together with the Unsecured Interim Loan Maturity Date, the Interim Loan Maturity Dates).  If Avis Budget does not repay the lenders under the Senior Secured Interim Loan Agreement on or before the Secured Interim Loan Maturity Date, interim loans under the Senior Secured Interim Loan Agreement will convert automatically into rollover loans at such date if no payment or bankruptcy event of default exists, which rollover loans would mature on the seventh anniversary of the Secured Interim Loan Funding Date. Such lenders may choose to exchange the rollover loans for exchange notes that would bear interest at an agreed upon rate and would mature on the seven-year anniversary of the Secured Interim Loan Funding Date.  Pursuant to a Debenture, dated June 13, 2011, by Acquisition Company, AE Holdco, and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Debenture”), any interim loans, rollover loans and any exchange notes issued would be secured by a first priority security interest in substantially all of the assets of Acquisition Company and its subsidiaries, including, following the Acquisition, Avis Europe and its subsidiaries, who would guarantee the loans made under the Senior Secured Interim Loan Agreement.

Interest on interim loans under the Loan Agreements and on the rollover loans will be payable, in the case of EURIBOR and Eurodollar rate loans, at the end of the relevant interest period, and at least every three months, and in the case of alternate base rate loans, quarterly in arrears.

The Loan Agreements contain certain usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including limitations on liens, additional indebtedness, investments, payment of dividends, mergers, sale of assets and restricted payments and other customary limitations.  The Loan Agreements contain usual and customary events of default, including non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency; material judgments; actual or asserted impairment of loan documentation or security; and incurrence of certain ERISA liabilities.  After the Interim Loan Maturity Dates, the rollover loans and the indentures to be executed in connection with the exchange notes (if issued) will contain representations and warranties and affirmative and negative covenants and events of default that are usual and customary for debt of the type being issued.

The foregoing description of the Loan Agreements, the Guarantee Agreement and the Debenture does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreements, the Guarantee Agreement and the Debenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” under the heading “Loan Agreements” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
2.1	Implementation Agreement, between AE Consolidation Limited and Avis Europe plc, dated as of June 14, 2011.
2.2	Rule 2.5 Press Announcement dated June 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President and Secretary

Date: June 17, 2011

AVIS BUDGET GROUP, INC.
CURRENT REPORT ON FORM 8-K
Report Dated June 17, 2011 (June 13, 2011)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Implementation Agreement, between AE Consolidation Limited and Avis Europe plc, dated as of June 14, 2011.
2.2	Rule 2.5 Press Announcement dated June 14, 2011.